Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Kopin Taiwan Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 33-71744, 33-88812, 33-87308, 333-46613, 333-92395, 333-49890, 333-73208, 333-98285, 333-113614, 333-115342 and 333-150258) on Form S-8 of Kopin Corporation of our report dated September 21, 2009, with respect to the balance sheets of Kopin Taiwan Corporation as of December 31, 2007 and 2008, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the two year period ended December 31, 2008, which report appears in the Form 8-K/A of Kopin Corporation dated September 21, 2009.

Our report dated September 21, 2009 contains an explanatory paragraph that states that the Kopin Taiwan Corporation has suffered recurring operating losses, has an accumulated deficit and its current liabilities significantly exceed its current assets, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. Our report also contains explanatory paragraphs that state that Kopin Taiwan Corporation engages in significant transactions with related parties and in August 2009, Kopin Corporation acquired a controlling financial interest in Kopin Taiwan Corporation. The accompanying financial statements of Kopin Taiwan Corporation do not contain adjustments to the reported assets and liabilities that might result from the application of acquisition method of accounting by Kopin Corporation.

/s/ KPMG

Hsinchu, Taiwan (Republic of China)

October 9, 2009